Exhibit (a)(4)

Form of Notice of Withdrawal

CHARTER COMMUNICATIONS, INC.

NOTICE OF WITHDRAWAL

      I previously received from Charter Communications, Inc. (“Charter”) the Offer Documents, consisting of the Offer to Exchange dated January 20, 2004, the Election Agreement, and the applicable form of restricted stock agreement, in each case as they may be amended, and completed and submitted to Charter the Election Agreement, in which I elected to participate in the Charter stock option exchange program by tendering to Charter all of my eligible options. I now wish to withdraw that election in its entirety. I agree that none of my eligible options will be exchanged and will instead continue to be governed by The Charter Communications Option Plan or the Charter Communications, Inc. 2001 Stock Incentive Plan, as applicable, and the relevant stock option agreement(s) between Charter and me. I have read and understand the Offer Documents. I understand that if I change my mind and decide I want to participate in Charter’s stock option exchange program and tender all of my eligible options, I must submit a new Election Agreement in accordance with the terms of the Offer to Exchange. I agree to accept as binding, conclusive and final all decisions or interpretations of Charter upon any questions relating to the stock option exchange program and this Notice of Withdrawal. I agree to be bound by the terms and conditions set forth in this Notice of Withdrawal.

Print Name:

Date:
SIGNATURE

HOW TO CONTACT MELLON INVESTOR SERVICES

By Telephone — 9 a.m. to 6 p.m. Eastern Time, Monday through Friday, except for bank holidays:

From within the U.S., Canada or Puerto Rico: 1-888-778-1316 (Toll Free)

You may withdraw your eligible options from the stock option exchange program via the

Internet at www.corporate-action.net/charter using the Personalized Identification Number provided in your Personalized Statement and Election Agreement or print and sign your name and date this page of the Notice of Withdrawal and send it to one of the addresses below.
Please keep a copy for your records.

By Mail:	By Overnight Courier:	By Hand:
Mellon Investor Services LLC	Mellon Investor Services LLC	Mellon Investor Services LLC
Attn: Reorganization Department	Attn: Reorganization Department	Attn: Reorganization Dept.
P.O. Box 3301	85 Challenger Road	120 Broadway, 13th Floor
South Hackensack, NJ 07606	Mail Stop — Reorg.	New York, NY 10271
USA	Ridgefield Park, NJ 07660
USA